For Immediate Release


Contact:          Hannah Burns      (212) 272-2395
                  Maura Gaenzle     (212) 272-4445
                  Ellen Glickman    (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                             TO REDEEM THE COMPANY'S
                   7.88% CUMULATIVE PREFERRED STOCK, SERIES B

New York, New York -- April 1, 1998 -- The Bear Stearns Companies Inc.
(NYSE: BSC) today announced that it will redeem the Depositary Shares representing fractional interests in the 7.88% Cumulative Preferred Stock, Series B of The Bear Stearns Companies Inc., liquidation preference $25.00 per Depositary Share, CUSIP number 073902 405.

         The shares being redeemed are the 7,500,000 outstanding Depositary Shares, each representing a one-eighth interest in a share of The Bear Stearns Companies Inc. 7.88% Cumulative Preferred Stock, Series B. All of the outstanding shares of the underlying Preferred Stock will simultaneously be redeemed as well.

         The redemption date will be May 5, 1998. The redemption price will become due and payable on, and dividends on the Depositary Shares will cease to accrue from and after, the redemption date.

         The redemption price will be $25.00, plus accrued and unpaid dividends to the redemption date of $0.1861 per Depositary Share. The Bear Stearns
Companies Inc. has declared dividends of $0.4925 per Depositary Share payable separately on April 15, 1998 to holders of record on March 31, 1998.

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         In order to receive  payment of the  redemption  price and  accrued and unpaid dividends, you must send your Depositary Receipts representing the Depositary Shares with the Letter of Transmittal, duly completed and signed, together with any required evidences of authority, to the redemption agent:

         By mail:          ChaseMellon Shareholder Services, L.L.C.
                           Post Office Box 3302
                           South Hackensack, New Jersey  07606

         By hand:          ChaseMellon Shareholder Services, L.L.C.
                           120 Broadway, 13th Floor
                           New York, New York  10271
                           Attention:  Reorganization Department

         By Overnight:     ChaseMellon Shareholder Services, L.L.C.
         Delivery:         85 Challenger Road -- Mail Drop-Reorg
                           Ridgefield Park, New Jersey  07660
                           Attention:  Reorganization Department

        For information call (800) 777-3674, 9:00 a.m. - 6:00 p.m. Eastern Time.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm. With approximately $14.8 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,000 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Geneva, Hong Kong, London, Lugano, Paris, Sao Paulo, Shanghai, Singapore and Tokyo.



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